EXHIBIT 4.1

ENGLISH SUMMARY INFORMATION

ABOUT THE

BVR SYSTEMS (1998) LTD.

SHARE OPTION PLAN (2001) AS AMENDED

This document constitutes part of a prospectus covering

securities registered under the U.S. Securities Act of 1933, as amended (the “Act”).

The date of this summary is May 2005

1.	INTRODUCTION

1.1.	This plan, as amended from time to time, is known as the “BVR Systems (1998) Ltd. – Share Option Plan (2001)" (the “Plan”). The Plan allows the Board of Directors, to grant from time to time, at its sole discretion, options to purchase Ordinary Shares of BVR Systems (1998) Ltd. (the “Company” or “BVR”), par value NIS 1.00 each, to employees of the Company and its subsidiaries and additional entities and individuals as shall be determined by the Board of Directors (the “Optionees”).

1.2.	The purpose of the Plan is to allow employees of the Company and its subsidiaries to partake in ownership in the Company by way of grant of options for the purchase of shares in the Company. By doing this the Company would like to make the employees, which are the most valuable resource of the Company, to partners in the Company’s success and form an identification between the interests of the employees to those of the Company, such that the success of the Company shall be expressed by an increased value of the assets of the employees.

1.3.	The Board of Directors may amend the Plan from time to time provided that the rights of the Optionees which have been granted options shall not be materially adversely affected.

2.	GENERAL PLAN INFORMATION

2.1.	Number of Shares Reserved Under the Plan and Capital Gains Track. The number of shares reserved under the Plan was originally 707,900 Ordinary Shares, par value NIS 1.00 each. The number of shares reserved under the Plan was increased by an additional 5,000,000 Ordinary Shares, par value NIS each, by a resolution of the Board of Directors adopted January 4, 2004. In this resolution the Board of Directors further resolved that options granted under Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (the “Income Tax Ordinance”), shall be granted as capital gains track options.

2.2.	Governing Law. The Plan is governed by, and will be construed and enforced in accordance with, the laws of the State of Israel. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

2.3.	Administration of the Plan. The options will be granted per the recommendation of the Chief Executive Officer and subject to the approval of the Board of Directors to each Optionee and subject to any other approval as may be required by law.

2.4.	Trust and Trustee. Options provided under the Plan may be held in trust by a trustee designated by the Company (the “Trustee”), if necessary, to realize tax, accounting, regulatory or other benefits in a particular jurisdiction.

2.5.	General Taxation. As to the Optionees that are employees of BVR or its subsidiaries, the Company may resolve, at its sole discretion, to apply either of the following tax arrangements (i) the regulation set in Section 102 to the Income Tax Ordinance, as shall be from time to time; or (ii) the regulation set in Section 3(I) to the Income Tax Ordinance. Optionees that are not employees of the Company or its subsidiaries shall be granted options in accordance with Section 3(I) to the Income Tax Ordinance.

2.6.	All tax consequences arising from the grant of any option and/or the exercise of any option and/or sale of the exercised shares, shall be borne solely by the Optionee. The Company shall not be liable for any tax consequences, whether directly or indirectly.

2.7.	Each Optionee shall pay the required taxes as a precondition to exercise of the options. The Trustee shall make all deductions as required by law.

3.	GRANT OF THE OPTIONS

3.1	Upon resolution of the Board of Directors to grant options to a certain Optionee, the Optionee is issued a letter of grant which includes the following information: (i) the number of options granted; (ii) the vesting schedule of the options; (iii) the exercise price of the options; (iv) any other information required.

3.2	The options are issued to the Trustee who is to hold the options in trust for the Optionees. Exercise of the options and sale of the shares resulting from the exercise of the options are conducted through the Trustee.

3.3	Each option grants the Optionee the right to receive upon exercise of the option one fully paid Ordinary Share of the Company, par value NIS 1.00.

3.4	Options may be exercised at any time, as of the date of vesting and for a period of three years thereafter (the “Exercise Period”). Upon the three years anniversary of the vesting of the options the options shall expire and be null and void.

4.	TERMINATION OF EMPLOYMENT OR SERVICE PROVISION

4.1.	If the employment or provision of service between the Company and the Optionee is terminated, except for cause (as defined in the Plan), prior to the Optionee exercising in full or part the options granted to such Optionee, the Optionee will be entitled to exercise those Options that vested prior to the termination of his/her/its employment or provision of service until the expiration of the Exercise Period, thereafter the Options shall expire and be null and void.

Options that have not yet vested upon the termination of employment or provision of service shall expire and be null and void.

4.2	The options granted are not transferable, except to legal heirs in case of death of the Optionee and provided that at the date of death the Options have not expired.

5.	EXERCISE OF THE OPTIONS

5.1	Each Optionee granted options shall be entitled to exercise such options, in whole or in part, only upon the completion of the required vesting schedule, as detailed in the notice to the Optionee.

5.2	The exercise of options into shares is subject to the payment of the exercise price for each of the options.

5.3	An Optionee who would like to exercise his/hers/its vested options, shall provide the Company with a Notice of Exercise, in a form prescribed by the Company. The Optionee shall attach to the Notice of Exercise an amount equal to the exercise price multiplied by the number of options to be exercised (the “Exercise Amount”). The Exercise Amount shall be paid in New Israeli Shekel in accordance with the dollar value of the exercise price.

5.4	Notwithstanding the above, the Company may, at its sole discretion, and subject to the tax provisions that shall apply to the Optionee, instruct that the exercise shall be made without payment in cash such that the number of shares to be issued to the Optionee shall be reduced in such a way to reflect the value of the shares the Optionee is entitled to receive after deduction of the Exercise price.

5.5	The Company shall transfer to the Trustee the Notice of Exercise. The Trustee may set additional exercise procedures as is customary by the Trustee as long as the Trustee informs the Company and the Optionees of such procedures in writing ahead of time.

5.6	Upon receipt of the Exercise Notice along with the Exercise Amount and after notice has been given to the Trustee, the Company shall issue to the Trustee the shares resulting from the exercise of the options, provided the Optionee has settled, to the satisfaction of the Company, the tax payment resulting from the exercise of the options.

5.7	The Company shall make the necessary arrangement in order to register for trade the shares resulting from the exercise of the options. However, the Company does not undertake to register the shares resulting from the exercise of options for trade within any specific time from the date they are issued by the Company.

6.	SIGNIFICANT EVENT

6.1	A significant event shall mean any of the following events: (i) change of control of the Company; (ii) purchase or an offer to purchase all or substantially all of the assets of the Company; (iii) the merger of the Company, spin off of the Company, or any other change of structure of the Company; or (iv) an arrangement between the Company and its shareholders and/or creditors and/or option holders regarding purchase of its shares.

6.2	The Company may amend the terms of the Plan and/or terms of the options, at its sole discretion, in any case of a Significant Event or in anticpation of such Significant Event. The existence of the Plan shall not limit the Company from performing a Significant Event.

6.3	In any case of a Significant Event, the Board of Directors shall be allowed, at its sole discretion, to amend the terms of the Plan in any of the following manners, without such being considered as having a detrimental effect on the rights of the option holders.

6.3.1	Substitution of the exercised shares and/or options, to which the Optionee is entitled, into shares or other securities of the corporation into which the Company merged or into which certain activities or assets were split off or that purchased substantially all of the assets or activities of the Company (the “New Corporation”). The number of shres/options shall be calculated in accordance with the number of shares or other securities of the New Corporation that part or all of the shareholders of the Company are to receive; and/or

6.3.2	Exchange of the exercised shares and/or options, to which the Optionee is entitled for a monetary amount calculated in accordance with the consideration to be received by all or part of the shareholders of the Company for their sale and/or transfer and/or waiver of their shares; and/or

6.3.3	A monetary compensation in consideration for the cancellation of all or part of the options not yet exercised which shall be calculated as the difference between the value of the exercised shares to which the Optionee would have been entitled if the cancelled options would have been exercised at such date at their exercise price.

6.4	Without derogating from the above, in case of a Significant Event, the Board of Directors will be entitled to demand from the Optionees to immediately exercise those options that have vested and determine that any such options that are not exercised shall expire.

Further, the Board of Directors shall be entitled to demand from the Optionees to sell their shares to the Company or to a third party involved in the Significant Event, in consideration for the fair value of such shares.